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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Regal Entertainment Group:

        We consent to the incorporation by reference in the registration statement (No. 333-87958) on Form S-8 of Regal Entertainment Group of our report dated January 24, 2003 with respect to the consolidated balance sheet of Regal Entertainment Group and subsidiaries as of December 26, 2002 and the combined balance sheets of Regal Entertainment Group (a combination of certain theatre interests of Anschutz) as of January 3, 2002, and the related statements of operations, stockholders' equity and parent's investment, and cash flows for the year ended December 26, 2002 and the period under common control (March 1, 2001 to January 3, 2002), which report appears in the December 26, 2002 annual report on Form 10-K of Regal Entertainment Group.

        As described in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Nashville, Tennessee
January 24, 2003

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  Exhibit 23.1